Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Business Objects S.A. Current Report on Form 8-K dated December 23, 2003, of our report dated July 18, 2003 (except for note 2, as to which the date is September 16, 2003) with respect to the consolidated financial statements of Crystal Decisions, Inc. for the year ended June 27, 2003 included in the Registration Statement (Form S-4 No. 333-108400) and related Prospectus of Business Objects S.A. for the registration of 28,989,443 Business Objects ordinary shares.

/s/ Ernst & Young LLP
Chartered Accountants

Vancouver, Canada
December 23, 2003